EXHIBIT 99.1

            Mentor Graphics Reports First Quarter Results;
               Bookings Up 15% Over Prior First Quarter


    WILSONVILLE, Ore.--(BUSINESS WIRE)--May 24, 2007--Mentor Graphics Corporation (Nasdaq: MENT) today announced first quarter revenue of $190.5 million, up 8% from the prior year first quarter. On a GAAP basis, diluted earnings per share were breakeven. Earnings per share were $.12 on a non-GAAP basis, up 50% over the prior year first quarter. Bookings were up 15% over the previous first quarter. These results reflect the change in fiscal year with the first quarter running February 1st to April 30th.

    "The business momentum of 2006 has continued into 2007," said Walden C. Rhines, chairman and CEO of Mentor Graphics. "Stronger industry conditions, combined with company specific strengths, like our new Veloce emulator and automotive products, should continue to drive positive results in 2007."

    Compared to the prior year first quarter, Integrated Systems Design bookings grew 30%, Scalable Verification bookings were up over 20%, Design to Silicon was slightly up, and New and Emerging was up 45% on strong performance in Automotive, ESL (Electronic System Level), and embedded software.

    During the quarter, the company launched its next generation Veloce(R) hardware-assisted verification platform. Already in use with multiple customers, the platform offers as much as a 3 to 5 times improvement over previous solutions. The company also launched Board Station(R) XE, its next generation Board Station PCB design flow for enterprise customers.

    The strength in the company's automotive product lines continued with further sales to the Ford family of companies, as well as wins at two new Japanese truck manufacturers and new wins in China. Total bookings from automotive customers nearly doubled over the year ago quarter.

    "The first quarter was strong despite a lack of significant lease renewal activity," said Gregory K. Hinckley, president of Mentor Graphics. "New customer accounts were up sharply in the first quarter, which we see as a bullish sign. This, combined with a strong renewal outlook for the second half of the year, gives us increased confidence in our outlook."

    North America bookings were up nearly 70%, year on year. Pacific Rim bookings were up 15%, while Europe was down 5% and Japan bookings were down 30%. Split of bookings by geography was North America 45%, Europe 25%, Japan 15% and Pacific Rim 15%. Split of revenue by geography was North America 45%, Europe 25%, Pacific Rim 15%, and Japan 15%.

    Special charges of $4.1 million were driven by strategic cost reduction initiatives.

    Guidance

    For the second quarter, the company expects revenue of approximately $200 million, GAAP earnings per share of $.01 to $.03, and non-GAAP earnings per share of between $.08 and $.10.

    For fiscal year 2008, revenue is expected to be approximately $844 million, unchanged from April guidance, but increased from initial 2008 guidance of $830 million.

    Fiscal 2008 GAAP earnings per share are expected to be about $.56, down from initial guidance of $.69. This change reflects a 35% effective tax rate, an increase from prior estimates primarily because of greater strength in the United States where the company's results are subject to higher tax.

    The company expects non-GAAP earnings per share of approximately $1.01 in fiscal 2008, unchanged from April guidance, but increased from initial 2008 guidance of $.95.

    Discussion of Non-GAAP Financial Measures

    Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased intangible assets, in-process research and development, special charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business.

    Purchased intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships and employment agreements. In-process research and development charges represent products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    During the three months ended April 30, 2007 and March 31, 2006, $164 thousand and $5.9 million, respectively of interest expense attributable to net retirement premiums and write-offs of debt issuance costs related to the refinancing or repurchase of certain convertible debt was excluded as management does not consider these transactions a part of its core operating performance.

    In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

    Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

    Management excludes from its non-GAAP measures certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period-to-period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

    -- Amortization charges for our purchased intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of the company's net income (loss) is in the first twelve months following the acquisition.

    -- Special charges are primarily severance related and are due to the company's reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in the company's annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.

    -- In-process research and development charges are largely disregarded as acquisition decisions are made, as they often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.

    -- Management supplementally considers performance without the impact of stock-based compensation charges and believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view stock-based compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.

    -- Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which the company operates. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the three months ended April 30, 2007 is 73% after consideration of discrete items. Without discrete items of $405 thousand, our GAAP tax rate is 34% for the quarter. Inclusive of discrete items, our full fiscal year 2008 GAAP tax rate is projected to be 35%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect the Company's tax rate depending upon the Company's level of profitability.

    Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future the company expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

    -- Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income
        (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

    -- The company regularly engages in acquisition and assimilation activities as part of its ongoing business and therefore we will continue to experience special charges and merger and acquisition charges on a regular basis. These costs also directly impact available funds of the company.

    -- The company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The company's income tax expense (benefit) will be ultimately based on its GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $800 million and employs approximately 4,200 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

    Mentor Graphics, Veloce and Board Station are registered trademarks of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

    Statements in this press release regarding the company's guidance for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the company's ability to successfully offer products and services that compete in the highly competitive EDA industry; (ii) discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iii) reductions in spending on the company's products by its customers due to cyclical downturns (iv) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings; (v) the impact of tax audits by the IRS or other taxing authorities, or changes in tax laws, regulations or enforcement practices where the company does business; (vi) effects of the increasing volatility of foreign currency fluctuations on the company's business and operating results; (vii) effects of unanticipated shifts in product mix on gross margin; (viii) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company's quarterly results of operations; and (ix) weakness in the US or other economies, all as may be discussed in more detail under the heading "Risk Factors" in the company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------
      (In thousands, except earnings per share data - Unaudited)

                                                   Three Months Ended
                                                   April 30, March 31,
                                                    2007      2006
                                                   --------- ---------
Revenues:
    System and software                            $113,858  $102,940
    Service and support                              76,605    73,382
                                                   --------- ---------
        Total revenues                              190,463   176,322
                                                   --------- ---------
Cost of revenues: (1)
    System and software                               4,488     4,315
    Service and support                              22,183    20,250
    Amortization of purchased technology              3,042     3,235
                                                   --------- ---------
        Total cost of revenues                       29,713    27,800
                                                   --------- ---------
        Gross margin                                160,750   148,522
                                                   --------- ---------
Operating expenses:
    Research and development (2)                     59,190    55,063
    Marketing and selling (3)                        72,560    66,971
    General and administration (4)                   22,940    20,919
    Amortization of intangible assets (5)             1,378     1,126
    Special charges (6)                               4,053     5,236
    In-process research and development (7)               -       180
                                                   --------- ---------
        Total operating expenses                    160,121   149,495
                                                   --------- ---------
Operating income (loss):                                629      (973)
    Other income, net                                 5,541     2,194
    Interest expense (8)                             (5,118)  (12,269)
                                                   --------- ---------
    Income (loss) before income taxes                 1,052   (11,048)
    Income tax expense (benefit) (9)                    762    (5,188)
                                                   --------- ---------
        Net income (loss)                          $    290  $ (5,860)
                                                   ========= =========
    Net income (loss) per share:
        Basic                                      $      -  $  (0.07)
                                                   ========= =========
        Diluted                                    $      -  $  (0.07)
                                                   ========= =========
    Weighted average number of shares outstanding:
        Basic                                        85,158    80,108
                                                   ========= =========
        Diluted                                      88,083    80,108
                                                   ========= =========

    Refer to following page for a description of footnotes.

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures".


                                                   Three Months Ended
                                                   April 30, March 31,
                                                    2007      2006
                                                   --------- ---------
(1) Cost of revenues:
     Stock-based compensation                      $    161  $    192
     Amortization of purchased intangible assets      3,042     3,235
                                                   --------- ---------
                                                   $  3,203  $  3,427
                                                   ========= =========
(2) Research and development:
     Stock-based compensation                      $  1,249  $  1,299
                                                   --------- ---------
                                                   $  1,249  $  1,299
                                                   ========= =========
(3) Marketing and selling:
     Stock-based compensation                      $    967  $  1,010
                                                   --------- ---------
                                                   $    967  $  1,010
                                                   ========= =========
(4) General and administration:
     Stock-based compensation                      $    688  $    440
                                                   --------- ---------
                                                   $    688  $    440
                                                   ========= =========
(5) Amortization of intangible assets:
     Amortization of purchased other intangible
      assets                                       $  1,378  $  1,126
                                                   --------- ---------
                                                   $  1,378  $  1,126
                                                   ========= =========
(6) Special charges:
     Rebalance and restructuring costs             $  4,053  $  5,236
                                                   --------- ---------
                                                   $  4,053  $  5,236
                                                   ========= =========
(7) In-process research and development:
     In-process research and development           $      -  $    180
                                                   --------- ---------
                                                   $      -  $    180
                                                   ========= =========
(8) Interest expense:
     Debt retirement costs                         $    164  $  5,871
                                                   --------- ---------
                                                   $    164  $  5,871
                                                   ========= =========
(9) Income tax expense (benefit):
     Income tax effects                            $ (1,406) $ (6,470)
                                                   --------- ---------
                                                   $ (1,406) $ (6,470)
                                                   ========= =========


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
           UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
----------------------------------------------------------------------
            (In thousands, except earnings per share data)

                                                  Three Months Ended
                                                April 30,  March 31,
                                                  2007      2006
                                                ----------------------
GAAP net income (loss)                           $    290  $   (5,860)
Non-GAAP adjustments:
  Stock-based compensation: (1)
    Cost of revenues                                  161         192
    Research and development (R&D)                  1,249       1,299
    Marketing and selling                             967       1,010
    General and administration                        688         440
  Acquisition - related items:
    Amortization of purchased intangible assets
      Cost of revenues (2)                          3,042       3,235
      Other operating expense (3)                   1,378       1,126
    In-process R&D (4)                                  -         180
  Special charges (5)                               4,053       5,236
  Interest expense (6)                                164       5,871
  Income tax effects (7)                           (1,406)     (6,470)
                                                ----------------------
  Total of non-GAAP adjustments                    10,296      12,119
                                                ----------------------
Non-GAAP net income                              $ 10,586  $    6,259
                                                ======================

GAAP weighted average shares (diluted)             88,083      80,108
  Non-GAAP adjustment (8)                               -         224
                                                ----------------------
Non-GAAP weighted average shares (diluted)         88,083      80,332
                                                ======================

GAAP net income (loss) per share (diluted)       $      -  $    (0.07)
  Non-GAAP adjustments detailed above                0.12        0.15
                                                ----------------------
Non-GAAP net income per share (diluted)          $   0.12  $     0.08
                                                ======================

----------------------------------------------------------------------
(1) Equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.

(2) Amount represents purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years.

(3) Purchased other identified intangible assets are amortized to other operating expense over two to five years. Purchased other identified intangible assets includes tradenames, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.

(4) Three months ended March 31, 2006: Write off of $180 for in-process research and development related to the Evercad acquisition.

(5) Three months ended April 30, 2007: Special charges consist of (i) $3,969 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $100 for wind-up services agreement related to the liquidation of a subsidiary, and (iii) ($16) resulting from the true up of previously accrued items.

    Three months ended March 31, 2006: Special charges consist of (i)
     $3,592 of costs incurred for employee rebalances, which include severance benefits, notice pay and outplacement services, (ii) $1,613 as a result of residual actions from the discontinuation of one of the Company's intellectual product lines which included the abandonment of excess leased facility space, the disposal of related assets and other costs related to the discontinuation, and (iii) $31 in other costs incurred.

(6) Three months ended April 30, 2007 and March 31, 2006: Premium and unamortized debt costs related to the redemption of convertible debt.

(7) Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

(8) Three months ended March 31, 2006: Dilutive shares related to the stock options and employee stock purchase plan, which were antidilutive under GAAP.


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP
 FINANCIAL MEASURES
----------------------------------------------------------------------
                  (In thousands, except margin data)

                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP gross margin                                  $160,750  $148,522
Reconciling items to non-GAAP gross margin
    Stock-based compensation                            161       192
    Amortization of purchased intangible assets       3,042     3,235
                                                   --------- ---------
Non-GAAP gross margin                              $163,953  $151,949
                                                   ========= =========


                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP gross margin as a percent of total revenue          84%       84%
    Non-GAAP adjustments detailed above                   2%        2%
                                                   --------- ---------
Non-GAAP gross margin as a percent of total
 revenue                                                 86%       86%
                                                   ========= =========


                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP operating expenses                            $160,121  $149,495
Reconciling items to non-GAAP operating expenses
    Stock-based compensation                         (2,904)   (2,749)
    Amortization of purchased other identified
     intangible assets                               (1,378)   (1,126)
    Rebalance and restructuring costs                (4,053)   (5,236)
    In-process research and development                   -      (180)
                                                   --------- ---------
Non-GAAP operating expenses                        $151,786  $140,204
                                                   ========= =========


                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP operating income (loss)                       $    629  $   (973)

Reconciling items to non-GAAP operating income
    Stock-based compensation                          3,065     2,941
    Amortization of purchased intangible assets       3,042     3,235
    Amortization of purchased other identified
     intangible assets                                1,378     1,126
    Rebalance and restructuring costs                 4,053     5,236
    In-process research and development                   -       180
                                                   --------- ---------
Non-GAAP operating income                          $ 12,167  $ 11,745
                                                   ========= =========


                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP operating margin as a percent of total
 revenue                                                  0%       -1%
    Non-GAAP adjustments detailed above                   6%        8%
                                                   --------- ---------
Non-GAAP operating margin as a percent of total
 revenue                                                  6%        7%
                                                   ========= =========


                                                   Three Months Ended
                                                   April 30, March 31,
                                                   --------- ---------
                                                     2007      2006
                                                   --------- ---------
GAAP other income (loss), net and interest expense $ 423 $(10,075) Reconciling items to non-GAAP other income, net and interest expense
    Convertible debt retirement costs                   164     5,871
                                                   --------- ---------
Non-GAAP other income (loss), net and interest
 expense                                           $    587  $ (4,204)
                                                   ========= =========


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                      (In thousands - Unaudited)


                                               April 30,  December 31,
                                                 2007         2006
                                              ----------- ------------
Assets
Current assets:
    Cash and short-term investments           $  122,876  $   129,857
    Trade accounts receivable, net               132,305      117,003
    Term receivables, short-term                 146,098      146,123
    Prepaid expenses and other                    32,550       29,679
    Deferred income taxes                          9,883       12,549
                                              ----------- ------------

        Total current assets                     443,712      435,211
Property, plant and equipment, net                90,415       86,100
Term receivables, long term                      126,891      162,157
Intangible assets, net                           392,299      396,534
Other assets                                      53,052       46,237
                                              ----------- ------------

        Total assets                          $1,106,369  $ 1,126,239
                                              =========== ============

Liabilities and Stockholders' Equity
Current liabilities:
    Short-term borrowings                     $   12,039  $     7,181
    Accounts payable                              15,352       20,122
    Income taxes payable                           3,599       45,521
    Accrued payroll and related liabilities       65,288      105,009
    Accrued liabilities                           34,940       34,938
    Deferred revenue                             145,864      116,237
                                              ----------- ------------

        Total current liabilities                277,082      329,008
Long-term notes payable                          246,450      249,852
Other long-term liabilities                       54,959       14,312
                                              ----------- ------------
        Total liabilities                        578,491      593,172
                                              ----------- ------------

Stockholders' equity:
    Common stock                                 453,095      430,847
    Retained earnings                             42,669       72,728
    Accumulated other comprehensive income        32,114       29,492
                                              ----------- ------------
        Total stockholders' equity               527,878      533,067
                                              ----------- ------------

        Total liabilities and stockholders'
         equity                               $1,106,369  $ 1,126,239
                                              =========== ============


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
                      (In thousands - Unaudited)

                                                   Three Months Ended
                                                  April 30, March 31,
                                                  --------- ----------
                                                   2007      2006
                                                  --------- ----------
Operating activities
Net income (loss)                                 $    290  $  (5,860)
Depreciation and amortization (1)                   11,524     13,118
Other adjustments to reconcile:
    Operating cash                                  (1,087)     1,177
    Changes in working capital                     (21,792)     8,004
                                                  --------- ----------

Net cash (used in) provided by operating
 activities                                        (11,065)    16,439

Investing activities
Net cash provided by (used in) investing
 activities                                          8,037    (13,001)

Financing activities
Net cash provided by (used in) financing
 activities                                          5,343     (2,896)

Effect of exchange rate changes on cash and cash
 equivalents                                           926        151
                                                  --------- ----------

Net change in cash and cash equivalents              3,241        693
Cash and cash equivalents at beginning of period    95,232     74,653
                                                  --------- ----------

Cash and cash equivalents at end of period        $ 98,473  $  75,346
                                                  ========= ==========


----------------------------------------------------------------------

(1) Depreciation and amortization includes a write-off of note issuance costs in the amount of $62 during the three months ended April 30, 2007, and $2,154 for the three months ended March 31, 2006, respectively.


                   MENTOR GRAPHICS CORPORATION
-----------------------------------------------------------------
          SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
-----------------------------------------------------------------
  (In thousands, except for days sales outstanding - Unaudited)

                                        Three Months Ended
                                   April 30,        March 31,
                                 -------------- -----------------
                                      2007             2006
                                 -------------- -----------------
Geographic Revenue:
    Americas                     $      89,619   $        63,688
                                          47.1%             36.1%
    Europe                       $      45,546   $        49,679
                                          23.9%             28.2%
    Japan                        $      29,592   $        38,981
                                          15.5%             22.1%
    Pac Rim                      $      25,706   $        23,974
                                          13.5%             13.6%

Other Data:
    Capital expenditures         $       9,062   $         3,222
    Days sales outstanding                 132               110


                     MENTOR GRAPHICS CORPORATION
----------------------------------------------------------------------
             UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
----------------------------------------------------------------------
                     EARNINGS PER SHARE GUIDANCE
----------------------------------------------------------------------

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:



                                            --------------  ----------
                                              Q2 FY 2008     FY 2008
                                            --------------  ----------
Diluted GAAP net earnings per share          $ .01 to .03    $   0.56
Non-GAAP Adjustments:
    Amortization of purchased intangible
     assets (1)                                      0.02        0.09
    Amortization of other identified
     intangible assets (2)                           0.02        0.06
    Stock-based compensation (3)                     0.04        0.16
    Special Charges (4)                                 -        0.05
    Expense associated with convertible
     debt (5)                                           -        0.00
    Income tax effects (6)                          (0.01)       0.09
                                            --------------  ----------
Non-GAAP net income                          $ .08 to .10    $   1.01
                                            ==============  ==========

----------------------------------------------------------------------

(1) Excludes amortization of purchased intangible assets acquired in 19 separate acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for fiscal year 2008 (FY2008) assumes no new acquisition transactions.

(2) Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships acquired in 15 separate acquisition transactions. Other identified intangible assets are amortized over two to five years.

(3) Excludes equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.

(4) Excludes special charges incurred during Q1 FY2008 consisting primarily of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services.

(5) Excludes amounts incurred during Q1 FY2008 for the write-off of previously capitalized convertible debt costs and net premium paid on the retirement of convertible debt.

(6) The income tax effects adjustment reflects the difference of tax expense between the application of our assumed normalized effective 17% non-GAAP tax rate to non-GAAP pre-tax income and our projected 35% GAAP tax rate on GAAP pre-tax income.


    CONTACT: Mentor Graphics
             Public and Investor Relations Director
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com
             or
             Investor Relations and Business Development Director
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com